Exhibit 99.1

Press Release April 9, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Redemption of Notes

FORT WAYNE, INDIANA, April 9, 2013 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has repaid all of its remaining outstanding 6¾% Senior Notes due 2015 (the “Notes”) at a price of 100% of the principal amount of $198,306,000, together with accrued interest to April 9, 2013 (the “Redemption Date”). On and after the Redemption Date, the Notes are no longer deemed to be outstanding, interest ceases to accrue thereon and all rights of the holders of the Notes cease to exist, except for the right to receive the redemption price, without interest thereon.

The Notes were issued in the original principal amount of $500,000,000 pursuant to an Indenture dated as of April 3, 2007, as supplemented and amended (the “Indenture”), among the Company, as Issuer, the guarantors party thereto, and Bank of New York Mellon Trust Company, as trustee.

The notice of redemption containing information required by the terms of the Indenture was sent to registered holders of the Notes on April 1, 2013.  Notes are to be surrendered to Bank of New York Mellon Trust Company, as trustee and paying agent, in exchange for payment of the redemption price on the Redemption Date.  Questions relating to redemption should be directed to Bank of New York Mellon Trust Company at (312) 827-8546 or by fax at (312)-827-8542.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500